Exhibit 99.1

NEWS RELEASE

CATELLUS ANNOUNCES FIRST QUARTER 2004 RESULTS

SAN FRANCISCO, CALIFORNIA (April 29, 2004) - Catellus Development Corporation (NYSE:CDX) today reported earnings per fully diluted share (“EPS”) for the first quarter of 2004 of $0.31, compared to $0.23 for the same period in 2003. Net income for the first quarter of 2004 was $32.1 million, compared to $23.4 million for the same period in 2003.

“This is the first quarterly earnings report since we completed the restructuring of our business to operate as a real estate investment trust, or REIT,” said Nelson C. Rising, chairman and CEO. “The benefits of our election of REIT status show up in this quarter’s financial statements, with a significantly reduced tax expense contributing to the 35 percent increase in EPS.”

“With the conversion behind us, and with an occupancy rate of 95.7 percent supporting our income stream, we are well positioned to continue applying our development skills to select opportunities in strategic distribution markets throughout the country.”

Rental Portfolio

•	For the first quarter of 2004, rental revenue less property operating costs, including equity in earnings from operating joint ventures and before adjustments for discontinued operations, was $58.2 million, compared to $57.7 million for the same period in 2003.

•	At March 31, 2004, the rental portfolio totaled 40.0 million square feet, 90 percent of which is industrial property. This represents a net increase of approximately 1.8 million square feet from December 31, 2003.

•	The total rental portfolio’s occupancy rate at quarter end was 95.7 percent, compared to 95.2 percent at December 31, 2003, and 93.9 percent at March 31, 2003.

•	The industrial portfolio’s occupancy rate at quarter end was 96.4 percent, as compared to 96.1 percent at December 31, 2003, and 94.4 percent at March 31, 2003.

•	Development properties completed and added to the portfolio during the quarter included six industrial properties totaling more than 1.7 million square feet: a 252,000 square foot facility in Winchester, Virginia; a 450,000 square foot warehouse in Fontana, California; two 342,000 square foot buildings and a 296,000 square foot building in Atlanta, Georgia; and an 84,000 square foot building in Portland, Oregon. The buildings are 100 percent leased and represent a total investment of $53.6 million with a projected return on cost of 9.9 percent.

•	During the quarter, one 52,000 square foot building was sold and one 40,000 square foot building was acquired.

•	As announced during the quarter, PepsiCo Beverages and Food executed a lease for 743,000 square feet of existing industrial space in Grand Prairie, Texas, including 451,000 square feet of renewal space and 292,000 square feet of expansion space in an adjacent building.

•	Also announced during the quarter, one of the country’s leading retailers preleased a 758,000 square foot distribution facility, on which construction began in December of 2003, in Fontana, California.

Development and Investment Activity

•	At March 31, 2004, Core Segment construction in progress was 2.9 million square feet, of which 1.9 million square feet in five buildings will be added to Catellus’ rental portfolio upon completion, and one million square feet is development for fee. (See below for a definition of Core Segment.)

•	For the 1.9 million square feet of space under construction that will be added to Catellus’ rental portfolio upon completion, the projected total cost of development is approximately $73.0 million. These buildings are 82 percent preleased and when fully leased are projected to yield a return on cost of approximately 10.8 percent.

•	During the quarter, construction commenced on 406,000 square feet including a 348,000 square foot warehouse at Stapleton Business Center in Denver, Colorado, and 58,000 square feet of fully leased retail space at Pacific Commons, in Fremont, California.

•	During the quarter, construction was completed on two build-to-suit-for-sale properties totaling 58,000 square feet at Pacific Commons, in Fremont, California.

Urban, Residential & Other

•	During the quarter, one land parcel at Santa Fe Depot, in San Diego, California, and two land parcels at Los Angeles Union Station were sold. The last remaining land parcel at Santa Fe Depot is under contract.

•	Substantially all of the remaining 108,000 acres of desert land are under contract, in multiple transactions that are scheduled to close in 2004.

Annual Meeting of Stockholders

•	The 2004 Annual Meeting of Stockholders will be held in San Francisco, California, on May 4, 2004, at 9:00 a.m. local time, at the Palace Hotel.

Supplemental Reporting Measure

•	The company provides a supplemental performance measure of Funds From Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), which Catellus believes provides a useful measure, along with GAAP net income, of its operating performance.

•	Additionally, the company provides FFO in two segments: Core Segment and Urban, Residential, and Other Segment. The first segment, or Core Segment, reflects that part of Catellus’ business it expects will be ongoing and central to its future operations.

•	The second segment, or Urban, Residential, and Other Segment, reflects the company’s urban and residential businesses, including residential lot development, urban development, and desert land sales, which the company intends to transition out of over time. This segment also includes REIT conversion costs, certain of which will continue for three years. These costs include third party costs, and the effects of the stock option exchange offer in 2003.

•	In presenting FFO prior to beginning operations as a REIT (effective January 1, 2004), Catellus includes “hypothetical tax savings” (including the tax effects of the REIT conversion) that would have occurred had it been a REIT during the periods presented.

•	FFO, including both segments as defined above, for the first quarter of 2004 was $46.6 million, compared to $45.0 million for the same period in 2003.

•	Core Segment FFO for the first quarter of 2004 was $46.3 million, compared to $38.7 million for the same period in 2003. On a fully diluted basis, Core Segment FFO per share for the first quarter of 2004 was $0.44, compared to $0.38 for the same period in 2003.

* * * * *

Catellus Development Corporation (NYSE: CDX) will host a conference call on Friday, April 30, 2004, at 9:00 AM Pacific Time (10:00 AM Mountain, 11:00 AM Central, and Noon Eastern) to discuss the first quarter results. To participate in the conference call, dial 800-901-5241 (domestic) or 617-786-2963 (international) and enter access code 50265470 prior to the beginning of the call. Access the live webcast of the conference call from the Investor Relations section of Catellus’ website at www.catellus.com. You may also access the live webcast through www.streetevents.com. The telephonic replay will be available through May 14, 2004, at 888-286-8010 (domestic) or 617-801-6888 (international) with the access code 54971122. The webcast replay will be available through April 30, 2005, from the Investor Relations section of Catellus’ website at www.catellus.com or at www.streetevents.com.

The first quarter 2004 Supplemental Financial Package will be available from the Home Page and the Investor Relations section of our website at www.catellus.com. These materials are also available by contacting Investor Relations at (415) 974-4500 or by sending an email to InvestorRelations@catellus.com.

Catellus Development Corporation is a publicly traded real estate development company that began operating as a real estate investment trust effective January 1, 2004. The company owns and operates approximately 40.0 million square feet of predominately industrial property in many of the country’s major distribution centers and transportation corridors. Catellus’ principal objective is sustainable, long-term growth in earnings, which it seeks to achieve by applying its strategic resources: a lower-risk/higher-return rental portfolio, a focus on expanding that portfolio through development, and the deployment of its proven land development skills to select opportunities where it can generate profits to recycle back into its business. More information on the company is available at www.catellus.com

Except for historical matters, the matters discussed in this release are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements about plans, opportunities, and development. We caution you not to place undue reliance on these forward-looking statements, which reflect our current beliefs and are based on information currently available to us. We do not undertake any obligation to publicly revise these forward-looking statements to reflect future events or changes in circumstances, except as may be required by law. These forward-looking statements are subject to risks and uncertainties that could cause our actual results, performance, or achievements to differ materially from those expressed in or implied by these statements. In particular, among the factors that could cause actual results to differ materially are: changes in the real estate market or in general economic conditions, including a worsening economic slowdown or recession; product and geographical concentration; industry competition; availability of financing and changes in interest rates and capital markets; changes in insurance markets; discretionary government decisions affecting the use of land, and delays resulting therefrom; changes in the management team; weather conditions and other natural occurrences that may affect construction or cause damage to assets; changes in income taxes or tax laws; liability for environmental remediation and changes in environmental laws and regulations; failure or inability of third parties to fulfill their commitments or to perform their obligations under agreements; failure of parties to reach agreement on definitive terms or to close transactions; increases in the cost of land and construction materials and availability of properties for future development; limitations on, or challenges to, title to our properties; risks related to the financial strength of joint venture projects and co-owners; changes in policies and practices of organized labor groups; shortages or increased costs of electrical power; other risks inherent in the real estate business; and acts of war, other geopolitical events and terrorists activities that could adversely affect any of the above factors. For further information, including more detailed risk factors, you should refer to Catellus Development Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission.

Contacts:
Margan Mitchell	Minnie Wright
Corporate Communications	Investor Relations
(415) 974-4616	(415) 974-4649

CATELLUS DEVELOPMENT CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	March 31, 2004	December 31, 2003
Assets
Properties	$2,495,731	$2,498,015
Less accumulated depreciation	(457,741)	(446,872)

	2,037,990	2,051,143
Other assets and deferred charges, net	309,632	292,312
Notes receivable, less allowance	103,659	119,202
Accounts receivable, less allowance	18,428	19,752
Assets held for sale	19,739	2,352
Restricted cash and investments	29,290	64,617
Cash and cash equivalents	44,623	45,931

Total	$2,563,361	$2,595,309

Liabilities and stockholders’ equity
Mortgage and other debt	$1,332,731	$1,378,054
Accounts payable and accrued expenses	137,505	157,036
Deferred credits and other liabilities	299,694	291,530
Liabilities associated with assets held for sale	19,641	2,296
Deferred income taxes	52,613	56,712

Total liabilities	1,842,184	1,885,628

Stockholders’ equity
Common stock - 104,285 and 103,822 shares issued, and 102,991 and 102,724 shares outstanding at March 31, 2004 and December 31, 2003, respectively	1,044	1,039
Paid-in capital	498,449	489,143
Unearned value of restricted stock and restricted stock units (1,294 and 1,098 shares at March 31, 2004 and December 31, 2003, respectively)	(24,816)	(22,720)
Accumulated earnings	246,500	242,219

Total stockholders’ equity	721,177	709,681

Total	$2,563,361	$2,595,309

CATELLUS DEVELOPMENT CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenue
Rental revenue	$76,143	$72,891
Sales revenue	37,691	8,010
Management, development and other fees	1,699	2,084

	115,533	82,985

Costs and expenses
Property operating costs	(21,207)	(19,150)
Cost of sales	(23,090)	(2,972)
Selling, general and administrative expenses	(12,951)	(9,891)
Depreciation and amortization	(17,814)	(16,287)

	(75,062)	(48,300)

Operating income	40,471	34,685

Other income
Equity in earnings of operating joint ventures, net	2,414	2,523
Equity in earnings of development joint ventures, net	1,227	3,854
Gain on non-strategic asset sales	61	5,879
Interest income	2,777	1,917
Other	301	1,157

	6,780	15,330

Other expenses
Interest expense	(15,533)	(16,540)
REIT transition costs	(212)	(1,558)
Other	(430)	—

	(16,175)	(18,098)

Income before income taxes and discontinued operations	31,076	31,917

Income tax benefit (expense)	(931)	(11,571)

Income from continuing operations	30,145	20,346

Discontinued operations, net of income tax:
Gain from disposal of discontinued operations	1,616	2,639
Income from discontinued operations	330	426

Net gain from discontinued operations	1,946	3,065

Net income	$32,091	$23,411

Income per share from continuing operations
Basic	$0.29	$0.21

Assuming dilution	$0.29	$0.20

Income per share from discontinued operations
Basic	$0.02	$0.03

Assuming dilution	$0.02	$0.03

Net income per share
Basic	$0.31	$0.24

Assuming dilution	$0.31	$0.23

Average number of common shares outstanding - basic	102,844	97,910

Average number of common shares outstanding - diluted	104,031	100,599

Dividends declared per share	$0.27	$—

CATELLUS DEVELOPMENT CORPORATION

Reconciliation of Net Income to Funds from Operations

(In thousands, except per share data)

(Unaudited)

	Three Months ended March 31, 2004
	Core Segment	Urban/Res. & Other Segment	Consolidated
Net income	$32,014	$77	$32,091
Add depreciation	18,250	184	18,434
Less gain on rental property sales	(3,972)	—	(3,972)

FFO	$46,292	$261	$46,553

FFO per share:
Basic	$0.45	$0.00	$0.45

Assuming dilution	$0.44	$0.01	$0.45

Average number of common shares outstanding-basic	102,844	102,844	102,844

Average number of common shares outstanding-diluted	104,031	104,031	104,031

	Three Months ended March 31, 2003
	Core Segment	Urban/Res. & Other Segment	Consolidated
Net income	$17,077	$6,334	$23,411
Add depreciation	16,765	—	16,765
Less gain on rental property sales	(4,388)	—	(4,388)

FFO	29,454	6,334	35,788
Hypothetical tax savings	9,215	—	9,215

FFO as adjusted for hypothetical tax savings	$38,669	$6,334	$45,003

FFO as adjusted for hypothetical tax savings per share:
Basic	$0.39	$0.07	$0.46

Assuming dilution	$0.38	$0.07	$0.45

Average number of common shares outstanding-basic	97,910	97,910	97,910

Average number of common shares outstanding-diluted	100,599	100,599	100,599

CATELLUS DEVELOPMENT CORPORATION

(In thousands and unaudited)

Rental revenue less property operating costs (including the portion from discontinued operations) and equity in earnings of operating joint ventures, net (as reflected in the accompanying statements of operations). Rental revenue less property operating costs is commonly used by stockholders, company management and industry analysts as a measurement of operating performance of the company’s rental portfolio and is calculated as follows:

	Three Months ended March 31,
	2004	2003
Rental revenue	$76,143	$72,891
Property operating costs	(21,207)	(19,150)
Equity in earnings of operating joint ventures, net	2,414	2,523
Rental revenue from discontinued operations	1,022	1,837
Property operating costs from discontinued operations	(209)	(439)

Rental revenue less property operating costs	$58,163	$57,662